Exhibit 99.5

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is entered into as of September 1, 2026 (the “Execution Date”), by and among David Elliot Lazar, the director of Aterian, Inc, a Delaware corporation with address at 44, Tower 100, The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama 07196 (“Seller”), and the persons as listed on the schedule of Purchasers attached hereto as Exhibit A (each, the “Purchaser,” and collectively, the “Purchasers”). The Seller and the Purchasers are collectively referred to herein as the “Parties” and individually, as a “Party.”

WHEREAS, on April 27, 2026, the Company and the Seller entered into a securities purchase agreement (the “April Securities Purchase Agreement”), pursuant to which Seller purchased from the Company (i) 1,750,000 shares of Series AA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series AA Preferred Stock” and such purchased shares, the “Series AA Preferred Shares”), the closing of which occurred on April 27, 2026, and (ii) 1,750,000 shares of Series AAA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share, of the Company (the “Series AAA Preferred Stock,” and such purchased shares, the “Series AAA Preferred Shares”), the closing of which occurred on July 17, 2026, in each case at a purchase price of $2.00 per share of Preferred Stock for aggregate gross proceeds of $7.0 million (the “Investment Transaction Proceeds”);

WHEREAS, the Seller, a director of Aterian, Inc., a Delaware corporation (the “Issuer” or the “Company” and, together with its subsidiaries, the “Group”), is the holder of (i) 875,000 Series AA Preferred Shares, par value $0.0001 per share, of the Issuer, with each Series AA Preferred Share convertible into 7.7 shares of common stock of the Issuer (the “Common Stock”), par value $0.0001 per share, (ii) 1,750,000 Series AAA Preferred Shares, with each share of the Series AAA Preferred Stock convertible into 135.1 shares of Common Stock, and (iii) 6,737,500 shares of Common Stock, par value $0.0001 per share which was converted from 875,000 Series AA Preferred Shares;

WHEREAS, the Seller proposes to sell all of his interest and rights in and to (i) 706,100 shares of Series AA Preferred Stock (the “Sold Series AA,”) and (ii) 1,750,000 shares of the Series AAA Preferred Stock (the “Sold Series AAA”, together with the Sold Series AAA, the “Sold Shares”), and each Purchaser desires to purchase the respective number of Sold Series AAA and Sold Series AA (the “Respective Sold Shares”), as set forth in the Exhibit A hereto;

WHEREAS, the Seller has engaged JH Darbie & Co., Inc. to act as placement agent in connection with the transactions contemplated by this Agreement;

WHEREAS, pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series AA Convertible Non-Redeemable Preferred Stock and the Certificate of Designation of Preferences, Rights and Limitations of the Series AAA Convertible Non-Redeemable Preferred Stock, each as in effect on the date hereof (collectively, the “Certificates of Designation”), the Sold Shares may be immediately converted, in accordance with their respective terms and without any further approval or action by the Issuer, into an aggregate of 241,861,970 shares of Common Stock (the “Underlying Shares”), consisting of 5,436,970 shares of Common Stock upon the conversion of the Series AA Preferred Shares (the “Series AA Common Shares”) and 236,425,000 shares of Common Stock upon the conversion of the Series AAA Preferred Shares (the “Series AAA Common Shares”), which Underlying Shares represent approximately 92.50% of the issued and outstanding shares of Common Stock of the Issuer on a fully diluted, as-converted basis as of the date hereof;

WHEREAS, the sale of the Series AA Preferred Shares is being effected in reliance upon the exemption from registration provided by Section 4(a)(7) of the Securities Act and the sale of the Series AAA Preferred Shares is being effected in an offshore transaction in reliance upon Regulation S promulgated under the Securities Act.

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

RECITALS, SCHEDULES

The foregoing recitals are true and correct and, together with the Exhibits and Schedules referred to hereafter, are incorporated into this Agreement by this reference.

ARTICLE II

DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided or otherwise defined elsewhere in this Agreement, or unless the context otherwise requires, the capitalized terms in this Agreement shall have the meanings assigned to them in this Article as follows:

2.1 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

2.2 “Agreement” shall have the meaning ascribed to such term in the Preamble.

2.3 “Asset Sale” means the asset sale in accordance with an asset purchase agreement dated April 27, 2026 by and between the Company and Trademark Global, LLC.

2.4 “Asset Sale Documents” means all the transaction documents entered into in connection with the Asset Sale.

2.5 “Business Days” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee,” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

2.6 “Company” shall have the meaning ascribed to such term in the Preamble.

2.7 “Effective Date” shall mean the date of this Agreement.

2.8 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, tax, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

2.9 “Escrow Agent” means Continental Stock Transfer & Trust Company, solely in its capacity as escrow agent under this Agreement, or any successor escrow agent appointed in accordance with the terms of this Agreement.

2.10 “Escrow Agreement” means escrow agreement to be entered into among the Seller, the Purchaser Representative, solely in its capacity as representative of the Purchasers for the purposes specified therein, and the Escrow Agent, substantially in the form attached hereto as Exhibit [B].

2.11 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.12 “GAAP” means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, the SEC or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue, and as applied in the U.S. to U.S. companies.

2.13 “Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

2.14 “Judgment” means any final order, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any Governmental Authority.

2.15 “Law” means any provision of any law, statute, ordinance, code, constitution, charter, treaty, rule or regulation of any Governmental Authority applicable to the Company.

2.16 “Material Adverse Change” shall mean any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on: (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Seller to consummate the transactions contemplated by this Agreement or perform his obligations hereunder.

2.17 “Obligation” means any debt, liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or obligations under executory Contracts.

2.18 “Organizational Documents” means the Amended and Restated Certificate of Incorporation and the Third Amended and Restated Bylaws of the Company, in each case as amended, restated, supplemented or otherwise modified from time to time.

2.19 “Person” means any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Authority, or any other entity of any nature whatsoever.

2.20 “Placement Agent” means JH Darbie & Co., Inc., acting solely as placement agent to the Seller in connection with the transactions contemplated by this Agreement.

2.21 “Pro Rata Portion” means, with respect to each Purchaser, the percentage set forth opposite such Purchaser’s name under the heading “Pro Rata Portion” on Exhibit A.

2.22 “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

2.23 “Purchaser” shall have the meaning ascribed to such term in the Preamble.

2.24 “SEC” means the United States Securities and Exchange Commission.

2.25 “SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents that are either required from time to time to be or have otherwise been filed or furnished by the Company with or to the SEC, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

2.26 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.27 “Tax” means (i) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, accumulated earnings, personal holding company, unemployment compensation, social security, withholding taxes, payroll taxes, or any other tax of any nature whatsoever; (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, rent, or any other fee or charge of any nature whatsoever; or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2.28 “Transfer Agent” means Broadridge Corporate Issuer Solutions, LLC, the current transfer agent and registrar for the Company’s ordinary shares, or any successor transfer agent appointed by the Company.

ARTICLE III

PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, the Seller shall, effective upon the Closing hereof, sell, assign, transfer, convey, and deliver to each Purchaser the Respective Sold Shares in exchange for the respective Purchase Price (as defined below) (the “Respective Purchase Price”). At the Closing (defined below), the Seller shall transfer to each Purchaser the Respective Sold Shares as set forth on Exhibit A hereto.

3.1 Closing. The purchase, sale, and issuance of the Sold Shares shall take place remotely via exchange of documents on September 18, 2026 or another date as the Parties mutually agree in writing (the “Closing Date”), subject to satisfaction or waiver of the conditions (the “Closing”).

3.2 Consideration. In consideration for the sale of the Sold Shares, and subject to the terms and conditions set forth in this Agreement, the Purchasers agree to purchase the Sold Shares at a total of Twelve Million US Dollars (USD $12,000,000) (the “Purchase Price”), which shall consist of (i) the closing purchase price equal to $11,750,000 (the “Closing Purchase Price”), and (ii) an amount of $250,000 reserved as Indemnity Holdback Funds (as defined below) retained in the Escrow Account (as defined below). Each Purchaser shall deliver the Respective Purchase Price, consisting of the respective Closing Purchase Price and the respective Indemnity Holdback Amount set forth in Exhibit A hereto.

3.3 Escrow Accounts.

(a) On September 8, 2026, or another date as the Parties mutually agree (the “Deposit Date”), the Purchasers shall deposit an aggregate amount of $2,400,000 into an escrow account (the “Escrow Account”) established with Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), pursuant to the Escrow Agreement among the Purchaser Representative, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit B. The Parties acknowledge and agree that subject to Section 3.3(b) hereof, such amount constitutes a portion of the Purchase Price and $1,200,000 (the “First Release Amount”) shall be released from the Escrow Account immediately following the Deposit Date and applied toward payment of the Purchase Price.

(b) On or prior to the Closing Date, and in any event immediately prior to the Closing, the Purchasers shall wire to the Escrow Agent an additional amount equal to $9,840,000, such that, upon receipt thereof, the aggregate amount deposited with the Escrow Agent (including the First Release Amount) shall equal $12,240,000 (including the Placement Agent fee) prior to the Closing.

(c) At the Closing, subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, an amount equal to $10,790,000 (excluding the First Release Amount which has been released in accordance with Section 3.3(a)) shall be released (the “Closing Purchase Price”) to the Seller and US$250,000 (the “Indemnity Holdback Funds”) shall be withheld from the Purchase Price otherwise payable to the Seller and retained in the Escrow Account. The Indemnity Holdback Funds shall be held in the Escrow Account for a period of ninety (90) calendar days following the Closing (the “Indemnity Monitoring Period”) as security for the Seller’s indemnification obligations under Section 8.2 hereof, and shall be released in accordance with the terms of this Agreement and the Escrow Agreement.

3.4 Closing; Deliverables.

(a) On or prior to the Closing Date, subject to the conditions precedent in Article VI:

(i) the Seller shall deliver to this Agreement duly executed by the Seller;

(ii) the Seller shall deliver the Escrow Agreement duly executed by the Seller;

(iii) subject to the Escrow Agreement, the Seller shall deliver the joint closing and disbursement certificate required under the Escrow Agreement duly executed by the Seller; and

(iv) the Seller shall, or shall cause the Company, upon the Closing and receipt of the Closing Purchase Price, deliver, or cause to be delivered, to the Transfer Agent irrevocable instructions and all other documents, instruments, authorizations, opinions and information required by the Transfer Agent to effect the issuance, transfer and registration in the name of each Purchaser of the Underlying Shares issuable upon conversion of the Sold Shares, free of stop-transfer restrictions (except as required by applicable securities laws), and shall cause the Transfer Agent to deliver evidence of such registration in DRS/book-entry form, reasonably satisfactory to such Purchaser.

(b) On or prior to the Closing Date, subject to the conditions precedent in Article VII, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by each Purchaser; and

(ii) the Closing Purchase Price, pursuant to Sections 3.2 and 3.3.

3.5 Purchaser Representative.

(a) Purchaser Representative Deliverables. On or prior to the Closing Date, the Purchaser Representative shall deliver, or cause to be delivered:

(i) the Escrow Agreement, duly executed by the Purchaser Representative solely in its capacity as representative of the Purchasers;

(ii) the joint closing and disbursement certificate required under the Escrow Agreement duly executed by the Purchaser Representative, duly executed by the Purchaser Representative solely in its capacity as representative of the Purchasers; and

(iii) such other notices, directions, certificates or instructions as may be required under the Escrow Agreement in connection with the release of the Escrow Funds at the Closing.

(b) Limited Appointment. Each Purchaser hereby appoints Ms. Michelle Chiam Sin Ling, as its representative, solely for purposes of:

(i) executing and delivering the Escrow Agreement on behalf of such Purchaser;

(ii) exercising the rights and performing the administrative obligations expressly assigned to the Purchaser Representative under the Escrow Agreement;

(iii) delivering and receiving notices, certificates, instructions, directions and communications under the Escrow Agreement;

(iv) directing the release or return of funds under the Escrow Agreement in accordance with the terms thereof; and

(v) receiving, holding and distributing any funds returned or otherwise payable to the Purchasers pursuant to the Escrow Agreement.

(c) Limitation of Authority. The authority granted to the Purchaser Representative under this Section 3.5(b) and the Escrow Agreement. Except as expressly provided in this Section 3.5(b) or the Escrow Agreement, the Purchaser Representative shall have no authority to amend, waive or modify any substantive right or obligation of any Purchaser under this Agreement, alter the number or class of Sold Shares allocated to any Purchaser, increase the Purchase Price payable by any Purchaser, make any investment decision on behalf of any Purchaser, or otherwise bind any Purchaser with respect to matters not expressly contemplated by this Section 3.5(b) or the Escrow Agreement.

(d) Execution of Escrow Agreement. Each Purchaser authorizes the Purchaser Representative to execute and deliver the Escrow Agreement on behalf of such Purchaser. The execution and delivery of the Escrow Agreement by the Purchaser Representative shall constitute execution and delivery thereof on behalf of each Purchaser, and each Purchaser shall be bound by the Escrow Agreement in accordance with its terms.

(e) No Alteration of Allocations. The Purchaser Representative shall have no authority to modify the allocation of the Sold Shares, the Respective Purchase Price or the Pro Rata Portion of any Purchaser set forth on Exhibit A without the prior written consent of the affected Purchaser and the Seller.

(f) No Individual Liability. The Purchaser Representative shall act under this Agreement solely in its representative capacity and shall not incur personal liability to the Seller or any Purchaser for any act or omission taken in good faith within the scope of its authority under this Section 3.6(b), except to the extent resulting from its fraud, gross negligence, willful misconduct or material breach of its express obligations under this Agreement.

3.6 Purchaser Representative’s Receipt and Distribution of Returned Escrow Funds.

(a) Receipt in Representative Capacity. Any funds paid or returned by the Escrow Agent to the Purchaser Representative for the benefit of the Purchasers shall be received by the Purchaser Representative solely in her representative capacity and not for her own account.

(b) Distribution Obligation. The Purchaser Representative shall distribute any such funds to the Purchasers in accordance with their respective Pro Rata Portions set forth on Exhibit A, or in such other respective amounts as may be expressly specified in the applicable certificate or instruction delivered pursuant to the Escrow Agreement, no later than two (2) Business Days following the Purchaser Representative’s receipt of cleared funds.

(c) Segregation of Funds. Pending distribution to the Purchasers, the Purchaser Representative shall maintain such funds separately from its own funds and shall not use, pledge, encumber, invest or otherwise dispose of such funds for any purpose other than distribution to the Purchasers in accordance with this Section 3.6 (c).

(d) Records. The Purchaser Representative shall maintain reasonably complete records of all funds received from the Escrow Agent and all distributions made to the Purchasers and, upon reasonable request, shall provide each Purchaser with confirmation of the amount distributed to such Purchaser.

(e) No Escrow Agent Responsibility. Upon disbursement of funds to the account designated by the Purchaser Representative in accordance with the Escrow Agreement, the Escrow Agent shall have no responsibility or liability for the subsequent allocation or distribution of such funds among the Purchasers.

3.7 Placement Agent and Broker Claims. The Purchasers shall be solely responsible for satisfying all fees, commissions, costs, expenses and other compensation payable to the Placement Agent pursuant to the Seller’s separate arrangement with the Placement Agent, consisting of placement agent fees of $240,000 (equal to 2.0% of the Purchase Price due and payable at the Closing), which shall be included in the First Release Amount, and due diligence expense in the amount of $24,000 due and payable upon the signing of this Agreement, in accordance with the wire instructions set forth in Exhibit C. As among the Purchasers, such placement agent fees and due diligence expenses payable pursuant to this Section shall be borne and allocated among the Purchasers pro rata based on the number of Underlying Shares allocable to each Purchaser pursuant to Exhibit A.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth and disclosed in the Seller’s disclosure schedules (“Schedules”) attached to this Agreement and made a part hereof, the Seller hereby makes the following representations and warranties to each Purchaser as of the Effective Date and the Closing Date. The Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV and certain other sections of this Agreement, and the disclosures in any section or subsection of the Schedules shall qualify other sections and subsections in this Article IV only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

4.1 Authority. Seller has the right, power, authority, and capacity to execute and deliver this Agreement, consummate the transactions contemplated hereby, and perform his obligations under this Agreement. Subject to execution and delivery by the Purchasers, this Agreement constitutes the legal, valid, and binding obligations of the Seller, enforceable against Seller in accordance with the terms hereof.

4.2 Ownership. Seller is the sole record and beneficial owner of the Sold Shares, has good and marketable title to the Sold Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, or has or will have full legal right and power to sell, transfer and deliver the Sold Shares and the Underlying Shares upon conversion to the Purchasers in accordance with this Agreement.

4.3 Valid Issuance.

(a) The Sold Shares are duly authorized, validly issued, fully paid and non-assessable, and were not and will not be issued in violation of any preemptive or similar rights. The issuance of the Sold Shares was at all relevant times either registered under the Securities Act and the applicable state securities or “blue sky” laws or, based in part on the representations and warranties of the purchasers of such shares, exempt from such registration requirements.

(b) No blocker exists that would prevent a Purchaser from immediately converting the Sold Shares into the Underlying Shares.

4.4 Subsidiaries. Schedule 4.4 sets forth the Material Subsidiaries of the Company. They are duly organized and in good standing under the laws of the place of organization or incorporation, and each Subsidiary is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of business requires such qualification, except where the failure to qualify would not have a material adverse effect on the assets, business or operations of the Company taken as a whole. For the purpose of this clause, “Material Subsidiary” means any Subsidiary of the Company that (a) owns assets having a book value equal to or greater than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (b) generates revenues constituting ten percent (10%) or more of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, or (c) is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

4.5 Organization and Qualification. The Company, and each of its subsidiaries, is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company, and each of its subsidiaries, is not in violation or default of any of the provisions of its certificate of incorporation or bylaws. The Company, and each of its subsidiaries, is qualified to conduct business and is in good standing as a corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.6 Capitalization. The Company has authorized, issued and outstanding share capital as of the date hereof as set forth in Schedule 4.6 to this Agreement and such authorized share capital conforms in all material respects to the description thereof set forth in the SEC Documents. The Sold Shares may be convertible into the Underlying Shares in accordance with the terms of the Certificates of Designation and no additional consideration or payment is required to be paid to the Company by the Purchasers in connection with such conversion. The description of the securities of the Company in the SEC Documents is complete and accurate in all material respects. Except as set forth in Schedule 4.6, as of the date referred to therein, there are no share options, warrants, or other rights to purchase or otherwise acquire any authorized, but unissued shares of Common Stock or any security convertible or exercisable into shares of Common Stock of the Company, or any contracts or commitments to issue or sell shares of Common Stock or any such options, warrants, rights or convertible securities.

4.7 Shell Company Status. The Company is not, and immediately following the consummation of the Asset Sale was not, a “shell company” (as defined in Rule 405 under the Securities Act). Following the Asset Sale, the Company has continued to conduct, and presently conducts, business operations and possesses assets other than cash and cash equivalents. The Asset Sale has not resulted in the Company becoming a shell company, and there exists no fact, circumstance or plan that would reasonably be expected to cause the Issuer to become a shell company.

4.8 No Conflict.

(a) Except to the extent disclosed in this Agreement, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time or both: (i) result in a material breach of, or conflict with, any of the terms or provisions of, or constitute a material default under, any agreement or instrument to which the Company and/or the Seller is a party; (ii) result in any violation of the provisions of the Company’s Amended and Restated Memorandum and Articles of Association; or (iii) violate any applicable law, rule, regulation, judgment or order of any governmental authority; and

(b) The Seller (giving effect to the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby) has complied in all material respects with all applicable requirements of the Company’s Organizational Documents, corporate governance policies, insider trading policies, securities trading policies, codes of conduct and other policies applicable to the Seller in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

4.9 Asset Sale Matters.

(a) Except as set forth in Schedule 4.9 hereto, all obligations, liabilities, covenants and commitments of the Company arising under or relating to the Asset Sale have been fully satisfied, performed and discharged, and the Company does not have any continuing obligation, liability or responsibility to the purchaser under the Asset Sale Documents.

(b) Except as set forth in Schedule 4.9 hereto, there are no outstanding amounts payable by the Company to such purchasers, including any purchase price adjustments, indemnification obligations, earn-out payments, reimbursements, post-closing payments, unpaid invoices or other payment obligations.

(c) All covenants and agreements required to be performed by the Issuer under the Asset Sale Documents on or prior to the date hereof have been duly performed in all material respects. Schedule 4.9 sets forth a complete and accurate list of all obligations, liabilities and payment obligations that remain outstanding under or in connection with the Asset Sale.

(d) No purchaser under the Asset Sale Documents has asserted any claim, indemnification demand, purchase price adjustment claim, breach notice or notice of default.

4.10 No Consent. Except as required by applicable securities laws, no consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

4.11 Shareholder Approval; Conversion of Preferred Shares.

(a) No vote, consent or approval of the stockholders of the Company is required in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby, including the transfer of the Sold Shares to the Purchasers.

(b) The Company’s stockholders have duly approved, to the extent required by applicable law, Nasdaq rules, the Organizational Documents of the Company or the Certificates of Designation, the conversion of the Sold Shares into the Underlying Shares and the issuance of such Underlying Shares upon conversion of the Sold Shares.

(c) The Company’s stockholders have duly approved the change of control of the Company resulting from the conversion of the Sold Shares into the Underlying Shares, to the extent such approval was required by applicable law, Nasdaq rules, the Organizational Documents of the Company or the Certificates of Designation.

(d) No further stockholder approval, consent, vote, authorization or corporate action of the Company is required to permit the conversion of the Sold Shares into the Underlying Shares in accordance with the Certificates of Designation.

4.12 No Other Interest. Neither the Seller nor any of his affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Company, other than (i) the Sold Shares, (ii) the remaining 168,900 shares of Series AA Preferred Stock, and (iii) the 6,737,500 shares of Common Stock as set forth on Schedule 4.6.

4.13 Consent and Permit. Except as described in the SEC Documents, the Company has all requisite corporate power and authority, and has all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies that it needs as of the date hereof to conduct its business purpose as described in the SEC Documents (collectively, “Permits”), except for such Permits the failure of which to possess, obtain or make the same would not reasonably be expected to result in a Material Adverse Change.

4.14 Filings. The Issuer has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act (the “Reports”) and the Securities Acts. Where a Report has been untimely filed, neither the Seller nor the Issuer has received any indication that the Securities and Exchange Commission or any other governmental or regulatory authority intends to take the position that the Issuer is in breach of the Exchange Act despite such filing. In the event the Seller and/or the Issuer receive any notification from the SEC or any other governmental or regulatory authority on any intention to claim the Issuer is in breach of the Exchange Act for any late filings, the Seller and/or Issuer shall forthwith notify the Purchasers of the same.

4.15 Reports. The Reports accurately reflect the corporate information of the Issuer. The Reports do not contain any misleading information or fail to include material information.

4.16 Nasdaq. The Issuer’s Common Stock is listed on Nasdaq. The Company is in compliance in all material respects with applicable Nasdaq listing requirements. Other than the potential bid price deficiency, which the Company is prepared to cure, there is no outstanding or, to the knowledge of the Seller, threatened delisting determination, deficiency notice, public reprimand letter, Staff delisting determination or similar notice from Nasdaq relating to the continued listing of the Common Stock. The application for listing of additional shares was filed with Nasdaq for the Underlying Shares and no objection was received. The Issuer has filed all notifications and forms required by Nasdaq in connection with the issuance and listing of the Underlying Shares, including any required Listing of Additional Shares notification, and no further action is required under Nasdaq rules for the issuance and listing of the Underlying Shares.

4.17 No Violation or Default. No default exists in the due performance and observance of any term, covenant or condition of any material license, contract, indenture, mortgage, deed of trust, note, loan or credit agreement, or any other agreement or instrument evidencing an obligation for borrowed money, or any other material agreement or instrument to which the Company is a party or by which the Company may be bound or to which any of the properties or assets of the Company is subject. The Company is not in violation of any term or provision of its Organizational Documents, or in violation of any franchise, license, permit, applicable law, rule, regulation, judgment or decree of any Governmental Authority for any such violation or default that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.18 Compliance with Laws. Each of the Company and its Subsidiaries: (A) is and at all times has been in compliance with all laws, statutes, rules, or regulations applicable to the Company and the Company’s business (“Applicable Laws”); (B) has not received any notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any other governmental authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (C) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any governmental authority or third party alleging that any business operation or activity is in violation of any Applicable Laws or Authorizations and has no knowledge that any such governmental authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (D) has not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such governmental authority is considering such action; and (E) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission), in each case to the extent of a Material Adverse Change.

4.19 Anti-Dilution Rights. Other than as disclosed on Schedule 4.6, the Issuer is not a party to or bound by any agreement or understanding granting anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Issuer.

4.20 Further Assistance. The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

4.21 Litigation. Except as disclosed in Schedule 4.21, there are no actions, suits, proceedings, judgments, claims or investigations pending or threatened in writing by or against the Issuer or affecting the Issuer or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There is no default on the part of the Issuer with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default.

4.22 [Reserved]

4.23 Intellectual Property Rights. The Company and each of its Subsidiaries own or possesses or have valid rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and similar rights (“Intellectual Property Rights”) necessary for the conduct of the business of the Company and its Subsidiaries as currently carried on and as described in the SEC Documents. No action or use by the Company or any of its Subsidiaries necessary for the conduct of its business as currently carried on and as described in the SEC Documents will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property Rights of others. Neither the Company nor any of its Subsidiaries has received any notice alleging any such infringement, fee or conflict with asserted Intellectual Property Rights of others. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change (A) there is no infringement, misappropriation or violation by third parties of any of the Intellectual Property Rights owned by the Company; (B) there is no pending or threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim, that would, individually or in the aggregate, together with any other claims in this Section 4.21, reasonably be expected to result in a Material Adverse Change; (C) the Intellectual Property Rights owned by the Company and the Intellectual Property Rights licensed to the Company have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 4.21, reasonably be expected to result in a Material Adverse Change; (D) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any Intellectual Property Rights or other proprietary rights of others, the Company has not received any written notice of such claim and the Company is unaware of any other facts which would form a reasonable basis for any such claim that would, individually or in the aggregate, together with any other claims in this Section 4.21, reasonably be expected to result in a Material Adverse Change; and (E) to the knowledge of the Company, no employee of the Company is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company, or actions undertaken by the employee while employed with the Company and could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change. All technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the SEC Documents and are not described therein. The SEC Documents contain in all material respects the same description of the matters set forth in the preceding sentence. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees, or otherwise in violation of the rights of any persons.

4.24 Certain Market Activities. The Company has not taken and will not take, directly or indirectly, any action designed to, or that might be reasonably expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Sold Shares.

4.25 Tax Returns. The Issuer has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, all such tax returns are correct and complete in all material respects. All taxes of the Issuer which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid. There are no liens for any taxes upon the assets of the Issuer, other than statutory liens for taxes not yet due and payable. There are no unpaid taxes that would result in a Material Adverse Effect claimed to be due by the taxing authority of any jurisdiction, and to the knowledge of the Seller after due and careful inquiry, there are no proposed or threatened tax claims or assessments.

4.26 Books and Records. The books and records, financial and otherwise, of the Issuer are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

4.27 Financial Statements. The financial statements included in the SEC Documents, including the notes thereto and supporting schedules included in the SEC Documents (the “Financial Statements”), fairly present the financial position and the results of operations of the Company at the dates and for the periods to which they apply; and such financial statements have been prepared in conformity with GAAP, consistently applied throughout the periods involved (provided that unaudited interim financial statements are subject to year-end audit adjustments that are not expected to be material in the aggregate and do not contain all footnotes required by GAAP); and the supporting schedules included in the SEC Documents present fairly the information required to be stated therein. Except as included therein, no historical or pro forma financial statements are required to be included in the SEC Documents under the Securities Act or the Securities Act Regulations. The pro forma and pro forma as adjusted financial information and the related notes, if any, included in the SEC Documents have been properly compiled and prepared in accordance with the applicable requirements of the Securities Act and the Securities Act Regulations and present fairly the information shown therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. All disclosures contained in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC), if any, comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. Each of the SEC Documents discloses all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses. Except as disclosed in the SEC Documents; (a) neither the Company nor any of its direct and indirect subsidiaries (including, for this purpose, any variable interest entities), including each entity disclosed or described in the SEC Documents as being a Subsidiary, has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business; (b) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its Class A Ordinary Shares or any other equity securities; (c) there has not been any change in the Class A Ordinary Shares of the Company or any of its Subsidiaries, or, other than in the course of business, any grants under any stock compensation plan; and (d) there has not been any Material Adverse Change in the Company’s long-term or short-term debt.

4.28 Expected Expenses. As of the Execution Date, Schedule 4.28.1 sets forth a true, correct and complete list of the expenses reasonably anticipated to be incurred by the Group in the ordinary course of business following the Closing, assuming no changes to the terms of employment of existing employees or to the terms of any contracts with existing vendors or service provider. Schedule 4.28.2 sets forth a true, correct and complete list of the expenses, costs and liabilities reasonably anticipated to be incurred following the Closing that are required to be borne by Trademark Global pursuant to the Asset Sale Documents. Schedule 4.28.3 sets forth a true, correct and complete list of the expenses, costs and liabilities reasonably anticipated to be incurred and borne by the Group following the Closing in connection with the performance of the covenants, obligations and other continuing responsibilities of the Issuer under the Asset Sale Documents.

4.29 Undisclosed Liabilities. As of the Execution Dat, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Group, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with US GAAP, other than Liabilities reflected or reserved against in the financial statements (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 or included in Schedule 4.29. As of the Execution Date, except as set forth in Schedule 4.28, Schedule 4.29, or the Company’s most recently filed Report on Form 10-Q/K, (i) there are no Liabilities of the Group individually in excess of $25,000 or that in the aggregate exceed $50,000, (ii) there are no accounts payable or other Liabilities outstanding, and (iii) neither the Issuer nor its Subsidiaries is in default of any material contract to which it is a party. As of the Closing Date, the Company will have incurred the Liabilities due in the ordinary course of business and as set forth in Schedule 4.28.1.

4.30 Asset Sale Reserves and Continuing Obligations. Schedule 4.30 sets forth a true, correct and complete description of (i) all cash reserves by the Issuer in connection with the Asset Sale (the “Asset Sale Cash Reserve”) and (ii) the Issuer’s good faith estimate of all expenses, costs, liabilities and expenditures expected to be incurred by the Issuer in connection with the performance of its covenants, obligations and other continuing responsibilities under the Asset Sale Documents that are not required to be borne by Trademark Global under the Asset Sale Documents. Except as set forth on Schedule 4.30, the Seller has no Knowledge of any other material expenses, costs, liabilities, obligations or expenditures that are reasonably expected to be incurred by the Issuer in connection with the Asset Sale or the performance of the Asset Sale Documents following the Closing.

4.31 Absence of Material Adverse Effect. Since the date of the Issuer’s latest audited financial statements filed with the Securities and Exchange Commission pursuant to the Exchange Act on Form 10-K, there has been no effect which, individually or in the aggregate with any one or more other effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group.

4.32 Full Disclosure. No representation or warranty of the Seller to Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Securities or the Issuer that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Securities or the Issuer that has not been set forth in this Agreement.

4.33 Accounting Controls. Except as set forth in the SEC Documents, the Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act Regulations) to the extent required by the Exchange Act that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Documents, the Company is not aware of any material weaknesses in its internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are known to the Company’s management and that have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud known to the Company’s management, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.34 Sarbanes-Oxley Compliance.

(a) Disclosure Controls. Except as set forth in the SEC Documents, the Company has developed and currently maintains disclosure controls and procedures that will comply with Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company will be made known on a timely basis to the individuals responsible for the preparation of the Company’s Exchange Act filings and other public disclosure documents.

(b) Compliance. Except as disclosed in its SEC reports, the Company has been, and on the Closing Date, will be, in compliance with the provisions of the Sarbanes-Oxley Act applicable to it, and has implemented or will implement such programs and taken reasonable steps to ensure the Company’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all of the material provisions of the Sarbanes-Oxley Act.

4.35 Affiliate Status. The Seller is an “affiliate,” as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act of 1933.

4.36 No Labor Disputes. No labor dispute with the employees of the Company or any of its Subsidiaries, which are expected to have a material adverse effect on the Company, exists or is, to the Seller’s knowledge, imminent.

4.37 Margin Securities. The Company owns no “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and none of the proceeds from the issuance, sale and delivery of the Sold Shares will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Underlying Shares to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

4.38 Insurance. The Company maintains, and since the closing of the Asset Sale has maintained, insurance policies and coverages that are commercially reasonable and that the Seller reasonably believes are sufficient, in light of the nature of the Company’s business, assets and operations following the Asset Sale, to cover the liabilities and risks to which the Company is exposed. All such insurance policies are in full force and effect, all premiums due thereunder have been paid, and neither the Seller nor the Company has received any written notice of cancellation, termination or material reduction of coverage. Without limiting the foregoing, the Company maintains all insurance coverage required to be maintained by the Company under the Asset Sale Documents. The Company is in compliance in all material respects with its obligations relating to insurance under the Asset Sale Documents.

4.39 Foreign Corrupt Practices Act. To the knowledge of the Seller, none of the Company and its Subsidiaries or any director, officer, agent, employee or affiliate of the Company and its Subsidiaries or any other person acting on behalf of the Company and its Subsidiaries, has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other person who was, is, or may be in a position to help or hinder the business of the Company (or assist it in connection with any actual or proposed transaction) that (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding; or (ii) if not given in the past, might have had a Material Adverse Change.

4.40 Compliance with OFAC. None of the Company and its Subsidiaries or to the knowledge of the Seller, any director, officer, agent, employee or affiliate of the Company and its Subsidiaries or any other person acting on behalf of the Company and its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

4.41 Related-Party Transactions. There are no business relationships or related party transactions involving the Company or any other person required to be described in the SEC Documents that have not been described as required under Regulation S-K.

4.42 Employees, Directors and Officers. The Issuer and the Seller have not entered into any employment or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of the Authorized Stock, except as otherwise set forth in Schedule 4.42.

4.43 Solvency. Based on the consolidated financial condition of the Company as of the date hereof; (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (ii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Seller does not intend to cause the Company to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Seller has no knowledge of any facts or circumstances which lead him to believe that the Company will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

4.44 Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any subsidiary, threatened.

4.45 No Brokers or Finders. Except for the Placement Agent, neither the Seller, the Company nor any of their respective Affiliates has retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay.

4.46 Investment Transaction. Since the final closing of the April Securities Purchase Agreement on July 17, 2026, the Company has applied the Investment Transaction Proceeds (as defined in the “April Securities Purchase Agreement”) pursuant to the allocation requirements within the April Securities Purchase Agreement.

4.47 Section 4(a)(7) Matters.

(a) Neither Seller nor any person acting on Seller’s behalf has engaged in any form of general solicitation or general advertising in connection with the offer or sale of the Sold Series AA Preferred Shares.

(b) The Sold Series AA Preferred Shares do not constitute all or any part of an unsold allotment to, or subscription by, an underwriter.

(c) The class of securities authorized and outstanding of which the Sold Series AA Preferred Shares form a part has been authorized and outstanding for at least ninety (90) days prior to the applicable Closing Date.

(d) Seller is not a “bad actor” and is not subject to any of the disqualifications described in Rule 506(d)(1) under the Securities Act.

ARTICLE V

REPRESENTATION AND WARRANTIES OF THE PURCHASERS

As an inducement to the Seller entering into this Agreement and consummating the transactions contemplated herein, each Purchaser represents and warrants to Seller as follows:

5.1 Non-U.S. Person Status. Each Purchaser represents and warrants to the Seller: (i) the Purchaser is not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S; (ii) at the time the buy order for the Sold Shares was originated, the Purchaser was outside the United States and is outside of the United States as of the date of the execution and delivery of this Agreement; (iii) the Purchaser is purchasing the Sold Shares and the Underlying Shares for its own account and not on behalf of any U.S. person, and the sale has not been pre-arranged with a purchaser in the United States; and (iv) the Purchaser is authorized to purchase the Sold Shares under the laws governing the applicable jurisdiction. Each Purchaser acknowledges that the sale of the Sold Shares is being made in reliance upon Regulation S under the Securities Act and agrees that, during the distribution compliance period applicable to Category 3 equity securities under Regulation S, it will not offer, sell, pledge, transfer or otherwise dispose of the Sold Shares or any Underlying Shares to any U.S. person or for the account or benefit of any U.S. person except pursuant to registration under the Securities Act or an available exemption from the registration requirements thereof. Each Purchaser shall acknowledge that it has read the definition of non-U.S. persons set forth in Exhibit C-1 and hereby represents that it is a qualified non-U.S. person.

5.2 Section 4(a)(7) Matters. (i) Each Purchaser is, and on each Closing Date will be, an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, and each Purchaser as a natural person has read the definition of “accredited investor” applicable to natural persons set forth in Exhibit C-2 and represents and warrants that it satisfies one or more of the categories set forth therein; (ii) each Purchaser acknowledges that it has been furnished with, or has been given access to, all information required to be provided or made available to such Purchaser pursuant to Section 4(a)(7) of the Securities Act and has had an opportunity to ask questions of, and receive answers from, Seller regarding the Sold Series AA Preferred Shares and the issuer thereof; (iii) each Purchaser is acquiring the Sold Series AA Preferred Shares for its own account and not with a view to, or for distribution in violation of, the Securities Act, and (iii) each Purchaser is not purchasing the Sold Series AA Preferred Shares as a result of any form of general solicitation or general advertising.

5.3 Authority. Purchaser has the right, power, corporate authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. Subject to execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

5.4 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Purchaser of any of the transactions on its part contemplated under this Agreement.

5.5 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which he or she is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

5.6 Potential Loss of Investment. Purchaser understands that an investment in the Sold Shares is a speculative investment that involves a high degree of risk and the potential loss of its entire investment.

5.7 Receipt of Information. Purchaser has received all documents, records, books, and other information pertaining to the investment that the purchaser requested. Purchaser has reviewed all the publicly available information regarding the Issuer prior to such date, which can be located on sec.gov or otherwise distributed to the public in compliance with Regulation FD and the State of Delaware Secretary of State website.

5.8 Restrictive Legend. As deemed applicable:

(a) each Purchaser acknowledges and agrees that the Sold Series AA Preferred Shares and any Series AA Common Shares issuable upon conversion thereof shall bear the restrictive legend in substantially the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING SECTION 4(A)(7) THEREOF, AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

(b) each Purchaser acknowledges and agrees that the Sold Series AAA Preferred Shares and any Series AAA Underlying Shares issuable upon conversion thereof shall bear the restrictive legend in substantially the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS AND SUBJECT TO THE RECEIPT BY THE ISSUER OF SUCH EVIDENCE OF COMPLIANCE AS THE ISSUER MAY REASONABLY REQUIRE.

HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. DURING THE DISTRIBUTION COMPLIANCE PERIOD APPLICABLE TO THE SECURITIES, THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

5.9 No Advertising. At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

5.10 Investment Purposes. Purchaser is acquiring the restricted Securities for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other person has a direct or indirect beneficial interest in the amount of restricted Securities Purchaser is acquiring herein. Further, Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Securities Purchaser is acquiring. The Purchaser acknowledges the obligations and expenses reflected in Schedules 4.26.1 and 4.29 and agrees that it shall be responsible for the payment of such amounts as they become due, including any amounts invoiced prior to, at, or following the Closing, and shall cause such payments to be made in accordance with the applicable vendor payment terms.

ARTICLE VI

CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS TO SELL

The obligation of the Seller hereunder to sell the Sold Shares and the Underlying Securities to each Purchaser at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Seller’s sole benefit and may be waived by the Seller at any time in its sole discretion:

6.1 Each Purchaser shall have executed this Agreement, and delivered it to the Seller.

6.2 Each Purchaser shall acknowledge that it (i) has read the definition of non-U.S. persons set forth in Exhibit C-1 and hereby represents that it is a non-U.S. person, and (ii) has read the definition of “accredited investor” applicable to natural persons and hereby represents that it is an accredited investor.

6.3 The representative of the Purchasers has entered into the Escrow Agreement.

6.4 Each Purchaser’s representations and warranties shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and each Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by each Purchaser at or prior to the applicable Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT TO EACH PURCHASER’S OBLIGATIONS TO PURCHASE

The obligation of each Purchaser hereunder to purchase the Sold Securities and the Underlying Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions (in addition to any other conditions precedent elsewhere in this Agreement), provided that these conditions are for each Purchaser’s sole benefit and may be waived by each Purchaser at any time in its sole discretion:

7.1 The Seller shall have executed this Agreement and delivered the same to each Purchaser.

7.2 The representations and warranties of the Seller shall be true and correct in all material respects (except to the extent that any of such representations and warranties are already qualified as to materiality in Article IV above, in which case, such representations and warranties shall be true and correct in all respects without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Seller shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Seller prior to the Closing Date.

7.3 No event shall have occurred which could reasonably be expected to result in a Material Adverse Change.

7.4 The Seller shall have delivered, or caused to be delivered, to the Transfer Agent irrevocable instructions, together with all other documents, instruments, legal opinions, authorizations and information required by the Transfer Agent, in form and substance reasonably satisfactory to Purchaser, sufficient to effect the issuance and transfer of the Underlying Shares in the name of Purchaser in DRS/book-entry form, free of any stop-transfer restrictions (except as required by applicable securities laws as a result of actions taken by Purchaser). The Seller shall also provide evidence reasonably satisfactory to Purchaser that the Transfer Agent has confirmed that all requirements necessary to effect such issuance, transfer and registration have been satisfied.

7.5 The Purchasers shall have received evidence reasonably satisfactory to it that, effective upon the Closing, (i) the one individual designated by the Purchasers shall be appointed to the Board of Directors of the Company and (ii) one director (other than the Seller) shall have resigned from the Board of Directors of the Issuer and all officer and director positions held with the Company and its Subsidiaries.

7.6 Other than the potential bid price deficiency, which the Company is prepared to cure, there is no outstanding or, to the knowledge of the Seller, threatened delisting determination, deficiency notice, public reprimand letter, Staff delisting determination or similar notice from Nasdaq relating to the continued listing of the Common Stock.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification relating to Agreement. Seller and Purchasers shall indemnify and hold harmless the other party and such party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, or breach of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with, in any material respect, any such representation or warranty, as limited by the knowledge qualifier(s) applicable thereto, and (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

8.2 Indemnification relating to Business.

(a) Seller shall indemnify and hold harmless Purchaser and its agents, beneficiaries, affiliates, representatives, and successors and assigns (the “Indemnified Purchaser Parties”) against any Losses arising from third-party claims against Purchaser or the Group relating to the period prior to the Closing, where there has been a breach of Section 4.29 or where any Liabilities of the Group relating to the period prior to the Closing are borne by the Group or an Indemnified Purchaser Party after the Closing, then Seller shall be liable for the related Loss with a cap on the liability up to Indemnity Holdback Amount.

(b) Purchaser shall be entitled to recover any Losses for which Seller is liable under this Section 8.2 by deducting the amount of such Losses from the Indemnity Holdback Amount. The Indemnity Holdback Amount shall constitute the first source of recovery for any claim under this Section 8.2.

(c) Purchaser shall first use commercially reasonable efforts to recover such Losses (directly or on behalf of the Issuer) from any third party (other than the Issuer) that may reasonably be liable for such Losses before seeking recovery from Seller.

(d) The remaining amount, if any, of the Indemnity Holdback Amount shall be released in full to the Seller at the end of the Indemnity Monitoring Period.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

9.2 Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

9.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if sent through an express delivery service, the day shown by such delivery service that the notice was delivered or, in the absence of such notice, four days after being so sent to the respective addresses of the parties as indicated on the signature page hereto, and (c) if by email, on the day the email is sent (provided the sender receives no automatically generated notice of non-delivery). Any party may change the address or email address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.4 Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties agrees to submit to the jurisdiction of the federal courts located in the Borough of Manhattan in New York City in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 9.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

9.5 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

9.6 Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

9.7 Third-Party Beneficiary Rights. Except as expressly provided in Article VIII with respect to the indemnified parties identified therein, this Agreement is solely for the benefit of the Parties and their permitted successors and assigns. No other Person, including the Placement Agent, shall be deemed a third-party beneficiary of this Agreement or have any right to enforce any provision hereof.

9.8 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

9.9 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

9.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.12 Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

9.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of the Agreement or the rights of the parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

/s/ David Elliot Lazar
David Elliot Lazar

Address for notices:
44, Tower 100, The Towers, Winston Churchill,
San Francisco, Paitilla,
Panama City, Panama. 07196
david@activistinvestingllc.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

MICHELLE CHIAM SIN LING
Name of Investor

/s/ MICHELLE CHIAM SIN LING
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

CHANG WOEI JIANN
Name of Investor

/s/ CHANG WOEI JIANN
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

WEE LENA
Name of Investor

/s/ WEE LENA
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

HENG TEE WANG
Name of Investor

/s/ HENG TEE WANG
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

PANG YU TING
Name of Investor

/s/ PANG YU TING
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

JENNIFER TAN KAH CHING
Name of Investor

/s/ JENNIFER TAN KAH CHING
Signature of Investor or Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

LAI JIE RU
Name of Investor

/s/ LAI JIE RU
Signature of Investor or Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

LIM QIAN QIAN
Name of Investor

/s/ LIM QIAN QIAN
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

LIU TING YIN
Name of Investor

/s/ LIU TING YIN
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

CHEN XIXI
Name of Investor

/s/ CHEN XIXI
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

YANG RUDAO
Name of Investor

/s/ YANG RUDAO
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

YANG SHENGTIAN
Name of Investor

/s/ YANG SHENGTIAN
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

LI DEQIAO
Name of Investor

/s/ LI DEQIAO
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

CHEN MINGGUI
Name of Investor

/s/ CHEN MINGGUI
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

YAO PEIMENG
Name of Investor

/s/ YAO PEIMENG
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

FU BAOCUN
Name of Investor

/s/ FU BAOCUN
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

CHEN ZHIPENG
Name of Investor

/s/ CHEN ZHIPENG
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

ZHOU SHINING
Name of Investor

/s/ ZHOU SHINING
Signature of Investor

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

Investor:

SHI BAOMAO
Name of Investor

/s/ SHI BAOMAO
Signature of Investor

IN WITNESS WHEREOF, solely with respect to Sections 3.5 and 3.6 and the other provisions expressly applicable to the Purchaser Representative:

MICHELLE CHIAM SIN LING

solely in its capacity as Purchaser Representative and not in its individual capacity

By:	/s/ MICHELLE CHIAM SIN LING
Name:	Michelle Chiam Sin Ling

EXHIBIT A

	Name / 姓名	Number of Series AAA Preferred Shares	Series AAA Common Shares	Number of Series AA Preferred Shares / AA 系列优先股数量	Series AA Common Shares	Respective Underlying Shares/	Respective Purchase Price ($)	Respective Initial Escrow Deposit	Respective Closing Purchase Price ($)	Respective Indemnity Holdback Amount ($)	Ratio of Respective Underlying Shares to Total Issued and Outstanding Common Stock	Ratio of Respective Underlying Shares to Total Underlying Shares 例
1	MICHELLE CHIAM SIN LING	193,347	26,121,180	0	0	26,121,180	1,296,000	259,200	1,269,000	27,000	9.99%	10.80%
2	CHANG WOEI JIANN	193,347	26,121,180	0	0	26,121,180	1,296,000	259,200	1,269,000	27,000	9.99%	10.80%
3	WEE LENA	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
4	HENG TEE WANG	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
5	PANG YU TING	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
6	JENNIFER TAN KAH CHING	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
7	LAI JIE RU	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
8	LIM QIAN QIAN	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
9	LIU TING YIN	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
10	CHEN XIXI	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
11	YANG RUDAO	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
12	YANG SHENGTIAN	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
13	LI DEQIAO	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,913	13,487	4.99%	5.40%
14	CHEN MINGGUI	96,576	13,047,418	0	0	13,047,418	647,400	129,480	633,912	13,488	4.99%	5.40%
15	YAO PEIMENG	57,869	7,818,102	0	0	7,818,102	387,840	77,568	379,759	8,081	2.99%	3.23%
16	FU BAOCUN	57,869	7,818,102	0	0	7,818,102	387,840	77,568	379,759	8,081	2.99%	3.23%
17	CHEN ZHIPENG	51,483	6,955,353	0	0	6,955,353	345,120	69,024	337,929	7,191	2.66%	2.88%
18	ZHOU SHINING	37,173	5,022,067	26,951	207,523	5,229,590	259,440	51,888	254,034	5,406	2.00%	2.16%
19	SHI BAOMAO	0	0	679,149	5,229,447	5,229,447	258,960	51,792	253,564	5,396	2.00%	2.16%
	Sum/合计	1,750,000	236,425,000	706,100	5,436,970	241,861,970	12,000,000	2,400,000	11,750,000	250,000	92.50%	100.00%
	Total Issued and Outstanding Shares After Conversion/					261,472,327

A-1